Exhibit 5.1

August 26, 2016

eBay Inc.

2065 Hamilton Avenue

San Jose, CA 95125

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 50,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Registered Shares”), issuable or reserved for issuance pursuant to the eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Plan, resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Registered Shares pursuant to the Plan and resolutions adopted by the stockholders of the Company relating to the Plan. We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and representatives of the Company.

Based on the foregoing, we are of the opinion that each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (a) the Registration Statement shall have become effective under the Securities Act, (b) such Registered Share shall have been duly issued and delivered in the manner contemplated by and in accordance with the Plan, and (c) a certificate in due and proper form representing such Registered Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) in accordance with the Plan or, if any such Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) in accordance with the Plan.

This opinion letter is limited to matters arising under the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

The opinion expressed herein is expressed as of the date hereof and we assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinion) that may come to our attention after such time.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to Sidley Austin LLP included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP